                                                                     Exhibit 3.4

             CERTIFICATE TO SET FORTH DESIGNATIONS, VOTING POWERS,
              PREFERENCES, LIMITATIONS, RESTRICTIONS, AND RELATIVE
                  RIGHTS OF SERIES A 6% CUMULATIVE CONVERTIBLE
                  PREFERRED STOCK, $0.001 PAR VALUE PER SHARE


     It is hereby certified that:

     I. The name of the corporation is ChemTrak Incorporated (the "Corporation"), a Delaware corporation.

     II. Set forth hereinafter is a statement of the voting powers, preferences, limitations, restrictions, and relative rights of shares of Series A 6% Cumulative Convertible Preferred Stock hereinafter designated as contained in a resolution of the Board of Directors of the Corporation pursuant to a provision of the Certificate of Incorporation of the Corporation permitting the issuance of said Series A 6% Cumulative Convertible Preferred Stock by resolution of the Board of Directors:

     Series A 6% Cumulative Convertible Preferred Stock, $0.001 par value.

     1.   Designation: Number of Shares.  The Corporation shall have 2,000
          ------------------------------
shares designated as Series A 6% Cumulative Convertible Preferred Stock, $0.001 par value, as part of the authorized class of preferred shares (the "Series A Preferred Stock"). Each share of Series A Preferred Stock shall have a stated value equal to $1,000 (as adjusted for any stock dividends combinations or splits with respect to such shares) (the "Stated Value").

     2.   Dividends.
          ----------

          (a) The holders of outstanding shares of Series A Preferred Stock shall be entitled to receive preferential dividends in cash out of any funds of the Corporation legally available at the time for declaration of dividends before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Common Stock or other class of stock junior to the Series A Preferred Stock (the Common Stock and such junior stock being hereinafter collectively the "Junior Stock") at the rate of 6% simple interest per annum on the Stated Value per share payable quarterly when as and if declared; provided however that dividend payments may be made in the sole discretion of the Board of Directors of the Corporation in additional fully paid and non-assessable shares of Series A Preferred Stock at a rate of one share of Series A Preferred Stock for each $1,000 of such dividend not paid in cash, and the issuance of such additional shares shall constitute full payment of such dividend.

          (b) The dividends on the Series A Preferred Stock at the rates provided above shall be cumulative whether or not earned so that if at any time full cumulative dividends at the rate aforesaid on all shares of the Series A Preferred Stock then outstanding from the date from and after which dividends thereon are cumulative to the end of the quarterly dividend period next preceding such time shall not have been paid or declared and set apart for payment, or if the full dividend on all such outstanding Series A Preferred Stock for the then current dividend period shall not have been paid or declared and set apartment for payment, the amount of the deficiency shall be paid or declared and set apart for payment (but without interest thereon) before any sum shall be set apart for or applied by the Corporation or a subsidiary of the Corporation to the purchase redemption or other acquisition of the Stock and before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock and before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of Junior Stock.

          (c) Dividends on all shares of the Series A Preferred Stock shall begin to accrue and be cumulative from and after the date of issuance thereof. A dividend period shall be deemed to commence on the day following a quarterly dividend payment date herein specified and to end of the next succeeding quarterly dividend payment date herein specified.

     3.   Liquidation Rights.
          -------------------

          (a) Upon the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive before any payment or distribution shall be made on the Junior Stock, out of the assets of the Corporation available for distribution to stockholders, the Stated Value per share of Series A Preferred Stock and all accrued and unpaid dividends to and including the date of payment thereof. Upon the payment in full of all amounts due to holders of the Series A Preferred Stock then the holders of the Junior Stock of the Corporation shall receive, ratably, all remaining assets of the Corporation legally available for distribution. If the assets of the Corporation available for distribution to the holders of the Series A Preferred Stock shall be insufficient to permit payment in full of the amounts payable as aforesaid to the holders of Series A Preferred Stock upon such liquidation, dissolution or winding-up, whether voluntary or involuntary, then all such assets of the Corporation shall be distributed to the exclusion of the holders of shares of Junior Stock ratably among the holders of Series A Preferred Stock.

          (b) Neither purchase nor the redemption by the Corporation of shares of any class of stock nor the merger nor consolidation of the Corporation with or into any other corporation or corporations nor the sale or transfer by the Corporation of all or any part of its assets shall be deemed to be a liquidation, dissolution or winding-up of the Corporation for the purposes of this paragraph 3.

     4.   Conversion into Common Stock.  Shares of Series A Preferred Stock
          -----------------------------
shall have the following conversion rights and obligations:

          (a) Subject to the further provisions of this paragraph 4, each holder of shares of Series A Preferred Stock shall have the right at any time and from time to time after sixty (60) days from the date on which a share of Series A Preferred Stock was issued, to convert some or all such shares into fully paid and non-assessable shares of Common Stock of the Corporation (as defined in paragraph 4(i) below) determined in accordance with the Conversion Rate provided in paragraph 4(b) below (the "Conversion Rate"); provided, that the aggregate Stated Value to be converted shall be at least $25,000 (unless if at the time of such conversion the aggregate Stated Value of all shares of Series A Preferred Stock registered to the Holder is less than $25,000, then the whole amount may be converted).

          (b) The number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock shall equal (i) the sum of (A) the Stated Value per share and (B) accrued and unpaid dividends on such share, divided by
(ii) the Conversion Price. The Conversion Price shall be equal to the lesser of: (i) seventy-five percent (75%) of the average of the Closing Bid Price (as hereinafter defined) of the Corporation's Common Stock for the five (5) trading days immediately preceding the date of issuance of the Series A Preferred Stock; or (ii) seventy-five percent (75%) of the average of the Closing Bid Price for the five trading days immediately preceding conversion of the Series A Preferred Stock. The Closing Bid Price shall mean the closing bid price of the Corporation's Common Stock as reported from the NASDAQ SmallCap Market (or if not reported by NASDAQ as reported by such other exchange or market where traded).

          (c) The holder of any certificate for shares of Series A Preferred Stock desiring to convert any of such shares may give notice of its decision to convert the shares into common stock by telecopying an executed and completed notice of conversion to the Corporation and delivering within three business days thereafter, the original notice of conversion and the certificate for the Preferred Stock properly endorsed for or accompanied by duly executed instruments of transfer (and such other transfer papers as said Transfer Agent may reasonably require) to the Corporation. Each date on which a notice of conversion is telecopied to and received by the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date. The Corporation will transmit the certificates representing the shares of common stock issuable upon conversion of any Preferred Stock (together with the Preferred Stock representing the shares not converted) to the Holder via express courier, or otherwise, for receipt by the holder within three business days after receipt by the Corporation of the original notice of conversion and the Preferred Stock representing the shares to be converted. The holder of the shares so surrendered for conversion shall be entitled to receive (except as otherwise provided herein) a certificate or certificates which shall be expressed to be fully paid and non-assessable for the number of shares of Common Stock to which such stockholder shall be entitled upon such conversion registered in the name of such holder or in such other name or names as such stockholder in writing may specify. In the case of any Series A Preferred Stock which is converted in part only the holder of shares of Series A Preferred Stock shall upon delivery of the certificate or certificates representing Common Stock also receive a new share certificate representing the unconverted portion of the shares of Series A Preferred Stock. Nothing herein shall be construed to give any holder of Series A Preferred Stock surrendering the same for conversion the right to receive any additional shares of Common Stock or other property which results from an adjustment in conversion rights under the provision of paragraph (d) or (e) of this paragraph 4 until holders of Common Stock are entitled to receive the shares or other property giving rise to the adjustment.

          In the case of the exercise of the conversion rights set forth in paragraph 4(a) the conversion privilege shall be deemed to have been exercised and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued upon the date of receipt by such Transfer Agent for conversion of the certificate for such shares of Series A Preferred Stock. The person or entity entitled to receive Common Stock issuable upon such conversion shall, on the date such conversion privilege is deemed to have been exercised and thereafter, be treated for all purposes as the record holder of such Common Stock and shall on the same date cease to be treated for any purpose as the record holder of such shares of Series A Preferred Stock to be converted.

          Notwithstanding the foregoing, if the stock transfer books are closed on the date such shares are received by the Transfer Agent, the conversion privilege shall be deemed to have been exercised and the person or entity shall be treated as a record holder of shares of Common Stock on the next succeeding date on which the transfer books are open, but the Conversion Rate shall be that in effect on the date such conversion privilege was exercised. The Corporation shall not be required to deliver certificates for shares of its Common Stock or new certificates for unconverted shares of its Series A Preferred Stock while the stock transfer books for such respective classes of stock are duly closed for any purpose; but the right of surrendering shares of Series A Preferred Stock for conversion shall not be suspended during any period that the stock transfer books of either of such classes of stock are closed.

          Upon the conversion of any shares of Series A Preferred Stock no adjustment or payment shall be made with respect to such converted shares on account of any dividend on shares of such stock or on account of any dividend on the Common Stock, except that the holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.

          The Corporation shall not be required in connection with any conversion of Series A Preferred Stock to issue a fraction of a share of its Common Stock nor to deliver any stock certificate representing a fraction thereof. For administrative efficiency and simplicity, in the event the number of shares issuable to a shareholder results in a fractional share, said number shall be rounded up to the next higher whole number of shares. No cash shall be paid for any fractional share.

          (d) The Conversion Rate shall be subject to adjustment from time to time as follows:

          (i) In case the Corporation shall at any time (A) declare any dividend or distribution on its Common Stock or other securities of the Corporation other than the Series A Preferred Stock, (B) split or subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares or other securities of the Corporation, then in each such event the Conversion Rate shall be adjusted proportionately so that the holders of Series A Preferred Stock shall be entitled to receive the kind and number of shares or other securities of the Corporation which such holders would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series A Preferred Stock been converted immediately prior to the happening of such event (or any record date with respect thereto). Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made to the Conversion pursuant to this paragraph 4(d)(i) shall become effective immediately after the effective date of the event retroactive to the record date, if any, for the event.

          (e) The Conversion Rate shall also be subject to adjustment from time to time as follows:

              (i) In case of any merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock) then as part of such merger lawful provision shall be made so that holders of Series A Preferred Stock shall thereafter have the right to convert each share of Series A Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such merger by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such consolidation or merger. Such provision shall also provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in paragraph (d) of this paragraph 4. The foregoing provisions of this paragraph 4(e) shall similarly apply to successive mergers.

              (ii) In case of any sale or conveyance to another person or entity of the property of the Corporation as an entirety, or substantially as an entirety, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable, or deliverable for outstanding shares of Common Stock, then, unless the right to convert such shares shall have terminated, lawful provision shall be made so that the holders of Series A Preferred Stock shall thereafter have the right to convert each share of the Series A Preferred Stock into the kind and amount of shares of stock or other securities or property that shall be issuable, distributable, payable, or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately prior to such conveyance.

          (f) Subject to the provisions of this section, if the Corporation at any time shall issue any shares of Common Stock prior to the conversion of the entire Stated Value of the Series A Preferred Stock (otherwise than as: (i) provided in paragraphs (d) and (e) of this paragraph 4; or (ii) pursuant to options, warrants, or other obligations to issue shares, outstanding on the date hereof as described in public filings made by the Corporation prior to the date hereof with the Securities and Exchange Commission including all shares reserved for issuance pursuant to the Corporation's existing option and stock plans [(i) and (ii) above, are hereinafter referred to as the "Existing Option Obligations"] for a consideration less than the Conversion Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issue, the Conversion Price shall be reduced as follows: (i) the number of shares of Common Stock outstanding immediately prior to such issue shall be multiplied by the Conversion Price in effect at the time of such issue and the product shall be added to the aggregate consideration, if any, received by the Corporation upon such issue of additional shares of Common Stock; and (ii) the sum so obtained shall be divided by the number of shares of Common Stock outstanding immediately after such issue. Except for the Existing Option Obligations and options that may be issued under any employee incentive stock option and/or any qualified stock option plan adopted by the Company, for purposes of this adjustment, the issuance of any security of the Corporation carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights.

          (g) Whenever the number of shares to be issued upon conversion of the Series A Preferred Stock is required to be adjusted as provided in this paragraph 4, the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent for the Series A Preferred Stock and the Common Stock; and the Corporation shall mail to each holder of record of Series A Preferred Stock notice of such adjusted conversion price.

          (h) In case at any time the Corporation shall propose:

              (i) To pay any dividend or distribution payable in shares upon its Common Stock or make any distribution (other than cash dividends) to the holders of its Common Stock; or

              (ii) To offer for subscription to the holders of its Common Stock any additional shares of any class or any other rights; or

              (iii) Any capital reorganization or reclassification of its shares or the merger of the Corporation with another corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock); or

              (iv) The voluntary dissolution, liquidation or winding-up of the Corporation; then, and in any one of more of said cases, the Corporation shall cause at least fifteen (15) days prior notice of the date on which (A) the books of the Corporation shall close for such stock dividend, distribution, or subscription rights, or (B) such capital reorganization, reclassification, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Transfer Agent for the Series A Preferred Stock and for the Common Stock and to the holders of record of the Series A Preferred Stock.

          (i) So long as any shares of Series A Preferred Stock shall remain outstanding and the holders thereof shall have the right to convert the same in accordance with provisions of this paragraph 4 the Corporation shall at all times reserve from the authorized and unissued shares of its Common Stock a sufficient number of shares to provide for such conversions.

          (j) The term Common Stock as used in this paragraph 4 shall mean Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed or shares of stock of any class of other securities and/or property into which the shares of Series A Preferred Stock shall at any time become convertible pursuant to the provisions of this paragraph 4.

          (k) The Corporation shall pay the amount of any and all issue taxes (but not income taxes) which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series A Preferred Stock, but all transfer taxes and income taxes that may be payable in respect of any change or ownership of Series A Preferred Stock or any rights represented thereby or of stock receivable upon conversion thereof shall be paid by the person or persons surrendering such stock for conversion.

     5.   Mandatory Conversion/Redemption.
          --------------------------------

          (a) Subject to the provisions of paragraph 5(e) below, the shares of Series A Preferred Stock not previously converted into shares of Common Stock shall be converted into shares of Common Stock without further action of the Holder on the date that is two years from the date of issuance thereof, at the Conversion Price and on the conversion terms specified in paragraph 4(b).

          (b) Notice of conversion of Series A Preferred Stock by the Corporation pursuant to this paragraph 5 shall be given by mail or in such other manner as may be prescribed by resolution of the Board not less than thirty (30) days prior to the applicable date of mandatory conversion (the "Mandatory Conversion Date"). As applicable, the notice shall specify the number of shares to be converted, the date fixed for conversion, and the conversion price per share.

          (c) The holder of any certificate for shares of Series A Preferred Stock that is converted pursuant to this Section 5 shall surrender such certificate at the principal office of any transfer agent for said stock (the "Transfer Agent") properly endorsed for or accompanied by duly executed instruments of transfer (and such other transfer papers as said Transfer Agent may reasonably require). The holder of the shares so surrendered for conversion shall be entitled to receive (except as otherwise provided herein) a certificate or certificates which shall be expressed to be fully paid and non-assessable for the number of shares of Common Stock to which such stockholder shall be entitled upon such conversion registered in the name of such holder or in such other name or names as such stockholder in writing may specify.

          (d) On and after the applicable Mandatory Conversion Date (subject to paragraph 5(e) below), and notwithstanding that any certificate for shares of Series A Preferred Stock so called for conversion shall not have been surrendered for cancellation, all dividends on the Series A Preferred Stock called for conversion shall cease to accrue and the shares represented thereby shall no longer be deemed outstanding and all rights of the holders thereof as stockholders of the Corporation shall cease and terminate, except the right to receive the shares of Common Stock upon conversion as provided herein.

     (e) In no event shall a Mandatory Conversion occur at any time unless the Common Stock to be delivered upon conversion will be immediately upon delivery and thereafter, unlegended, freely tradable, and freely transferable on the transfer books of the Corporation.

     (f) The Corporation may elect to redeem all or part of the Stated Value of the Preferred Stock upon payment of an amount of dollars equal to the Stated Value of the Preferred Stock plus accrued but unpaid dividends and any other sum payable in respect of the Series A Preferred Stock, multiplied by the greater of: (i) the average of the Closing Bid Price (as herein defined) of the Corporation's Common Stock for the five (5) trading days immediately preceding the date of issuance of the Series A Preferred Stock; or (ii) the average of the Closing Bid Price for the five trading days immediately preceding the date notice of redemption is given to the Holder (the "Redemption Price"). The date notice of redemption is given to the Holder is the Redemption Date. The Corporation shall effect a Redemption by written notice to the Holder. The Redemption Price must be paid by the Corporation to the Holder not sooner than five business days, but not later than ten business days after such notice is sent. The Corporation may not redeem any amount which the Holder has elected to convert, including a notice of conversion given after the Redemption Date but prior to receipt by the Holder of the Redemption Price. In the event the Corporation gives written notice to affect a redemption, but fails to timely pay the Redemption Price, then the Holder may elect to void the Redemption Notice. After such failure, the Corporation will no longer have the right to affect any Redemption. At the election of the Holder, such default shall be deemed an additional Event of Default under Paragraph 6 hereof.

     6.   Event of Default.  The occurrence of any of the following events of
          -----------------
default ("Event of Default") shall cause the dividend rate of 6% described in paragraph 2 hereof to become 15% from and after the occurrence of such event, and at the option of the Holder, the Series A Preferred Stock shall be redeemed by the Corporation at its Stated Value and accrued dividends and the Holder may rescind any unfilled Notice of Conversion:

          (a) The Corporation fails to pay any dividend payment required to be paid pursuant to the terms of paragraph 2 hereof and such failure continues for a period of ten (10) days.

          (b) The Corporation breaches any covenant or other term or condition of the Subscription Agreement entered into between the Corporation and holder relating to Series A Preferred Stock (the "Subscription Agreement") or in this Certificate to Set Forth Designations, Voting Powers, Preferences, Limitations, Restrictions, and Relative Rights of Series A 6% Cumulative Convertible

Preferred Stock, $0.001 Par Value Per Share, and such breach continues for a period of seven (7) days after written notice to the Corporation from the holder.

          (c) Any representation or warranty of the Corporation made in the Subscription Agreement, or in any agreement, statement or certificate given in writing pursuant thereto shall be false or misleading.

          (d) The Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

          (e) Any money judgment, writ or similar process shall be entered or filed against the Corporation or any of its property or other assets for more than $100,000, and shall remain unvacated, unbonded or unstayed for a period of forty-five (45) days.

          (f) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation.

          (g) The delisting of the Common Stock from the NASDAQ SmallCap Market or such other principal exchange on which the Common Stock is listed for trading.

          (h) A concession by the Company of a default under any one or more obligations in an aggregate monetary amount in excess of $100,000.

          (i) An SEC stop trade order or NASDAQ trading suspension, if either applies for a period of ten days or longer.

          (j) The Corporation's failure to timely deliver Common Stock to the holder pursuant to paragraph 4 hereof and section 9 of the Subscription Agreement.

          (k) The occurrence of a Registration Default as described in Section 10.2(j) of the Subscription Agreement.

     7.   Voting Rights.  The shares of Series A Preferred Stock shall not have
          --------------
voting rights.

     8.   Status of Converted Stock.  In case any shares of Series A Preferred
          --------------------------
Stock shall be converted pursuant to paragraph 4 hereof or otherwise repurchased or reacquired, the shares so converted, or reacquired shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series A Preferred Stock.

     9.   Additional Restrictions.  For as long as any shares of the Series A
          ------------------------
Preferred Stock are outstanding, the Corporation will not issue any preferred stock that is senior to the Series A Preferred Stock, and will not amend the terms of the Series A Preferred Stock without the consent of the holders of the Series A Preferred Stock.

     Signed on this 16th day of January, 1998.

                              CHEMTRAK, INCORPORATED



                              By: /s/ Edward F. Covell
                                 _________________________________
                                     President


ATTEST:

/s/ Donald V. Fluken
________________________________
Chief Financial Officer

                                   EXHIBIT A


                              NOTICE OF CONVERSION

   (To Be Executed By the Registered Holder in order to Convert the Series A
                 Convertible Preferred Stock of ChemTrak, Inc.)

     The undersigned hereby irrevocably elects to convert $______________ of the Stated Value of the above Series A Convertible Preferred Stock into shares of Common Stock of ChemTrak, Inc. (the "Corporation") according to the conditions hereof, as of the date written below.

     The undersigned represents that it is not a U.S. Person as defined in Regulation S promulgated under the Securities Act of 1933 and is not converting the Debenture on behalf of any U.S. Person; is not and was not engaged in plan or scheme to evade the registration provision of the Securities Act of 1933, as amended (the "Act"); and is not an "affiliate" of the Corporation or an "Underwriter" as those terms are defined in the Act. The undersigned further represents that all applicable warranties and representations made by the Subscriber in the Subscription Agreement entered into by the Subscriber and the Corporation prior to the issuance of the Series A Preferred Stock are true and accurate as of the Date of Conversion.

Date of Conversion*
                   _____________________________________________________________

Applicable Conversion Price
                           _____________________________________________________

Number of Common Shares Issuable Upon this Conversion
                                                     ___________________________

Signature
         _______________________________________________________________________

Print Name
          ______________________________________________________________________

Address:
        ________________________________________________________________________

_____________________________________________________________________________



* THIS ORIGINAL SERIES A PREFERRED STOCK CERTIFICATE AND NOTICE OF CONVERSION MUST BE RECEIVED BY THE COMPANY PRIOR TO THE ISSUANCE OF COMMON STOCK.